Exhibit 8.2
[Letterhead of Cooley Godward Kronish LLP]
December 19, 2006
Solexa, Inc.
25861 Industrial Boulevard
Hayward, California 94545
Ladies and Gentlemen:
This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Joint Proxy Statement/ Prospectus, filed pursuant to the Agreement and Plan of Merger dated as of November 12, 2006, by and among Illumina, Inc., a Delaware corporation (“Parent”), Callisto Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Solexa, Inc., a Delaware corporation (the “Company”), including exhibits and schedules thereto (the “Reorganization Agreement”) which provides for the merger (the “Merger”) of Merger Sub with and into Company, with Company as the surviving entity and wholly-owned subsidiary of Parent, on the terms and conditions set forth therein.
Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof), to the extent we have determined relevant for the purposes of this opinion, the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):
          (a) the Reorganization Agreement;
          (b) the Registration Statement;
          (c) the form of tax representation letter from Parent and Merger Sub to Dewey Ballantine LLP and to Cooley Godward Kronish LLP to be furnished pursuant to Section 7.2(i) of the Reorganization Agreement, and the form of tax representation letter from the Company to Cooley Godward Kronish LLP and to Dewey Ballantine LLP to be furnished pursuant to Section 7.3(e) of the Reorganization Agreement, each to be delivered prior to the consummation of the Merger (collectively, the “Tax Representation Certificates”); and
          (d) such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub, and the Company, and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement, as we have deemed necessary or appropriate.

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In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof), to the extent we have determined relevant for the purposes of this opinion, that:
(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties, and statements made or agreed to by Parent, Merger Sub, and the Company, and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (x) those set forth in the Reorganization Agreement (including exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are, or will be, true and accurate at all relevant times;

(iii)	All covenants contained in the Reorganization Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof;

(iv)	The Merger will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

(v)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(vi)	The Tax Representation Certificates, in a form reasonably satisfactory to us, will be executed prior to the consummation of the Merger, and such Tax Representation Certificates will be true and accurate at all relevant times; and

(vii)	The opinion dated on or about the date hereof, rendered by Dewey Ballantine LLP to Parent, a copy of which is to be filed as an exhibit to the Registration Statement, has been delivered and has not been withdrawn.
You have asked us to review the discussion of federal income tax issues contained in the Registration Statement. Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that the discussion of federal income tax issues contained in the Registration Statement entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger,” insofar as it relates to statements of law and legal conclusions, is accurate in all material respects.
This opinion does not address the various

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state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. This opinion may not be relied upon except with respect to the matters specifically discussed herein.
No opinion is expressed as to any matter whatsoever if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.
This opinion is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
This opinion is being delivered solely in connection with the filing of the Registration Statement. We consent to the reference to our firm under the captions “The Merger — Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish LLP

By: /s/ Robert H. Miller
       Robert H. Miller